Exhibit 99(s)

POWER OF ATTORNEY

That each of the undersigned directors and officers of Dividend Capital Global Real Estate Fund of Fund, L.P., a limited partnership formed under the laws of the State of Delaware (the “Partnership”), do constitute and appoint Howard J. Margolis and Stuart Baldwin, and each of them, his or her true and lawful attorneys and agents, each with full power and authority (acting alone and without the other) to execute in the name and on behalf of each of the undersigned as such director or officer, a Registration Statement on Form N-2, including any pre-effective amendments and/or any post-effective amendments thereto and any subsequent Registration Statement of the Partnership pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “1933 Act”), and any other filings in connection therewith, and to file the same under the 1933 Act or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration of the Partnership or the registration or offering of the Partnership’s limited partnership interests; granting to such attorneys and agents and each of them, full power of substitution and revocation in the premises; and ratifying and confirming all that such attorneys and agents, or any of them, may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 4th day of December, 2007.

/s/ Robin Josephs
Robin Josephs Director

/s/ Howard J. Margolis
Howard J. Margolis Director, President and Treasurer

/s/ John Roberts, Jr.
John Roberts, Jr. Director and Chairman

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